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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                           INVESCO SENIOR LOAN FUND

An Annual Meeting ("Meeting") of Shareholders of Invesco Senior Loan Fund (the "Fund") was held on July 17, 2012 and adjourned with respect to one proposal, until August 14, 2012 and further adjourned until September 25, 2012. The Meeting on September 25, 2012 was held for the following purpose:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust.

The September 25, 2012 voting results on the above matter were as follows:

                                                                 Votes      Votes     Votes    Broker
Matter                                                            For      Against   Abstain  Non-Votes
------                                                         ---------- --------- --------- ----------
(1).    Approval of an Agreement and Plan of Redomestication
        that provides for the reorganization of the Fund as a
        Delaware statutory trust.............................. 97,686,060 3,138,123 4,963,479 73,722,272